Exhibit 99.1

Year ended December 31, 2014 compared to year ended December 31, 2013 and year ended December 31, 2013 compared to year ended December 31, 2012.

The discussion for Talen Energy Supply includes “Statement of Income Analysis.” The “Margins” discussion includes a reconciliation of a non-GAAP financial measure to “Operating Income” and “Statement of Income Analysis” and addresses significant changes in principal line items on the Statements of Income comparing year-to-year changes. The “EBITDA and Adjusted EBITDA” discussion, also presented by segment, includes a reconciliation of the non-GAAP financial measures to operating income and consolidated net income.

Statement of Income Analysis, Margins, EBITDA and Adjusted EBITDA

Statement of Income Analysis

Net Income Attributable to Talen Energy Supply Member includes the following results.

				$ Change
	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
Unregulated wholesale energy (a)	$1,808	$2,909	$3,976	$(1,101)	$(1,067)
Unregulated wholesale energy to affiliate	84	51	78	33	(27)
Unregulated retail energy (a)	1,243	1,027	844	216	183
Energy-related businesses	601	527	448	74	79

Total operating revenues	3,736	4,514	5,346	(778)	(832)

Fuel (a)	1,196	1,049	965	147	84
Energy Purchases (a)	209	1,171	1,821	(962)	(650)
Other operation and maintenance	1,007	1,026	997	(19)	29
Loss on lease termination (b)	—	697	—	(697)	697
Depreciation	297	299	272	(2)	27
Taxes, other than income	57	53	55	4	(2)
Energy-related businesses	573	512	432	61	80

Total operating expenses	3,339	4,807	4,542	(1,468)	265

Operating Income (Loss)	397	(293)	804	690	(1,097)

Other Income (Expense) - net	30	32	19	(2)	13
Interest Expense	124	159	158	(35)	1
Income Taxes	116	(159)	236	275	(395)
Income (Loss) from Discontinued Operations (b)	223	32	46	191	(14)

Net Income	410	(229)	475	639	(704)
Net Income Attributable to Noncontrolling Interests		1	1	(1)

Net Income Attributable to Talen Energy Supply Member	$410	$(230)	$474	$640	$(704)

(a)	Includes the impact from energy-related economic activity. See “Commodity Price Risk (Non-trading) - Economic Activity” in Note 13 to the audited consolidated financial statements of Talen Energy Supply for additional information.
(b)	See Note 4 to the audited consolidated financial statements of Talen Energy Supply for additional information.

See below for a discussion of the components of the changes to Net Income (Loss) for the periods. The changes in Net Income (Loss) and Operating Income (Loss) from period to period were, in part, attributable to several items that management believes are not indicative of ongoing operations. See the “EBITDA and Adjusted EBITDA” discussion below for information on these items.

Certain Operating Revenues and Expenses Included in “Margins”

The following Statement of Income line items to the unaudited condensed consolidated financial statement of Talen Energy Supply are included above within “Margins” and are not discussed separately.

	2014 vs. 2013	2013 vs. 2012
Unregulated wholesale energy	$(1,101)	$(1,067)
Unregulated wholesale energy to affiliate	33	(27)
Unregulated retail energy	216	183
Fuel	147	84
Energy purchases	(962)	(650)

Energy-Related Businesses

Net contributions from energy-related businesses increased by $13 million in 2014 compared with 2013. During 2014, Talen Energy Supply recorded a $17 million increase to “Energy-related businesses” revenues on the Statement of Income related to prior periods and the timing of revenue recognition for a mechanical contracting and engineering subsidiary. See Note 1 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this Appendix A for additional information.

Talen Energy Supply is presently considering divesting its mechanical contracting subsidiaries. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Other Financial and Operational Developments—Mechanical Contracting Subsidiaries and Renewable Energy Business.”

Other Operation and Maintenance

The increase (decrease) in other operation and maintenance was due to:

	2014 vs. 2013	2013 vs. 2012
Fossil and hydroelectric plants (a)	$(78)	$41
Susquehanna Nuclear (b)	28	(3)
Talen Energy Marketing (c)	1	(18)
Bargaining unit one-time voluntary retirement benefits (Note 9)	17
Separation benefits related to spinoff of Talen Energy Supply (Note 4)	16
Other	(3)	9

Total	$(19)	$29

(a)	The decrease in 2014 compared with 2013 was primarily due to a $65 million impairment charge in 2013 related to the Corette plant and the elimination of $20 million of rent expense associated with the Colstrip lease which was terminated in December 2013. The increase in 2013 compared with 2012 was primarily due to the $65 million impairment charge in 2013 related to the Corette plant, partially offset by lower fossil and hydroelectric expenses of $24 million, largely driven by lower outage expenses in 2013. See Note 12 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this Appendix A for additional information on the Corette plant impairment.
(b)	The increase in 2014 compared with 2013 was primarily due to project expenses, including refueling outage expenses.
(c)	The decrease in 2013 compared with 2012 was primarily due to SMGT filing under Chapter 11 of the U.S. Bankruptcy Code. $11 million of receivables billed to SMGT were fully reserved in 2012.

Loss on Lease Termination

A $697 million charge was recorded in 2013 for the termination of the Colstrip operating lease to facilitate the sale of the Montana hydroelectric generating facilities. See Note 4 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this Appendix A for additional information.

Depreciation

Depreciation decreased by $2 million in 2014 compared with 2013, primarily due to decreases of $15 million from the impairment recorded at Talen Montana for the Corette plant and the write-down of assets in conjunction with the termination of the operating lease at the Colstrip facility, both of which occurred in 2013. These decreases were partially offset by increases of $13 million from PP&E additions in part due to the completed Holtwood project in 2013. See Notes 4 and 12 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this Appendix A for information on the Colstrip operating lease termination and the Corette impairment, respectively.

Depreciation increased by $27 million in 2013 compared with 2012, primarily due to net PP&E additions.

Taxes, Other Than Income

Taxes, other than income increased by $4 million in 2014 compared with 2013 due to an $8 million increase in state gross receipts tax offset by a $4 million increase in state capital stock tax.

Other Income (Expense)—net

Other income (expense)—net decreased by $2 million in 2014 compared with 2013 and increased by $13 million in 2013 compared with 2012. The decrease in 2014 compared with 2013 resulted from 2013 including a gain of $8 million related to adjustments to liabilities for a former mining subsidiary of Talen Energy Supply partially offset by a $5 million increase in 2014 in net earnings on NDT funds. The increase in 2013 compared with 2012 primarily related to the former mining subsidiary’s gains discussed above.

Interest Expense

The increase (decrease) in interest expense was due to:

	2014 vs. 2013	2013 vs. 2012
Long-term debt interest expense (a)	$(50)	$1
Short-term debt interest expense	7	(2)
Capitalized interest (b)	14	2
Net amortization of debt discounts, premiums and issuance costs	(4)	(1)
Other	(2)	1

Total	$(35)	$1

(a)	The decrease in 2014 compared with 2013 was primarily due to the repayment of debt in July and December 2013.
(b)	The increase in 2014 compared with 2013 was primarily due to the Holtwood hydroelectric expansion project placed in service in November 2013.

Income Taxes

The increase (decrease) in income taxes was due to:

	2014 vs. 2013	2013 vs. 2012
Change in pre-tax income at current period tax rates	$298	$(439)
State deferred tax rate change (a)	(16)	34
Federal income tax credits (b)	8	3
Federal and state tax reserve adjustments (c)	(6)	8
Other	(9)	(1)

Total	$275	$(395)

(a)	Changes in state apportionment resulted in reductions to the future estimated state tax rate at December 31, 2014 and 2012 and an increase to the future estimated state tax rate at December 2013. Talen Energy Supply recorded an insignificant deferred tax benefit in 2014, a $15 million deferred tax expense in 2013, and a $19 million deferred tax benefit in 2012 related to its state deferred tax liabilities.
(b)	During 2013 and 2012, Talen Energy Supply recorded deferred tax benefits related to investment tax credits on progress expenditures related to the Holtwood hydroelectric plant expansion. See Note 4 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this Appendix A for additional information.
(c)	During 2013, Talen Energy Supply reversed $3 million in tax benefits related to a 2008 change in method of accounting for certain expenditures for tax purposes and recorded $4 million in federal tax expense related to differences in over (under) payment interest rates applied to audit claims as a result of the U.S. Supreme Court decision related to Windfall Profits Tax.

See Note 2 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this Appendix A for additional information on income taxes.

Income (Loss) from Discontinued Operations (net of income taxes)

Income (Loss) from Discontinued Operations (net of income taxes) primarily includes the results of operations of the Montana hydroelectric generating facilities for all periods presented. See “Discontinued Operations—Montana Hydro Sale” in Note 4 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this Appendix A for additional information. Income (Loss) from Discontinued Operations (net of income taxes) increased by $191 million in 2014 compared with 2013 primarily due to the gain on the sale of the Montana hydroelectric generating facilities, and decreased by $14 million in 2013 compared with 2012 primarily due to lower energy margins due to lower energy prices.

Margins

“Margins” is a non-GAAP financial performance measure that management utilizes as indicators of financial performance of its business. See “—Results of Operations—Six months ended June 30, 2015 compared to six months ended June 30, 2014—Earnings, EBITDA, Adjusted EBITDA, Margins and Statements of Income Analysis—Margins” above for information why management believes this measurement is useful.

The following tables contain the components from the Statements of Income that are included in this non-GAAP financial measure and a reconciliation to “Operating Income” for the years ended December 31.

	2014				2013
	Margins	Reconciling Items(a)		Operating Income(b)	Margins	Reconciling Items (a)		Operating Income (b)
Operating Revenues
Unregulated wholesale energy	$1,474	$334	(c)	$1,808	$3,642	$(733	)(c)	$2,909
Unregulated wholesale energy to affiliate	84			84	51			51
Unregulated retail energy (d)	1,216	27	(c)	1,243	1,015	12	(c)	1,027
Energy-related businesses		601		601		527		527

Total Operating Revenues	2,774	962		3,736	4,708	(194)		4,514

Operating Expenses
Fuel	1,169	27	(e)	1,196	1,045	4	(e)	1,049
Energy purchases	(121)	330	(c)	209	1,745	(574	)(c)	1,171
Other operation and maintenance	22	985		1,007	20	1,006		1,026
Loss on lease termination (Note 4)						697		697
Depreciation		297		297		299		299
Taxes, other than income	43	14		57	37	16		53
Energy-related businesses	8	565		573	7	505		512

Total Operating Expenses	1,121	2,218		3,339	2,854	1,953		4,807

Total	$1,653	$(1,256)		$397	$1,854	$(2,147)		$(293)

	2012
	Margins	Reconciling Items (a)		Operating Income (b)
Operating Revenues
Unregulated wholesale energy	$4,250	$(274	)(c)	$3,976
Unregulated wholesale energy to affiliate	78			78
Unregulated retail energy (d)	861	(17	)(c)	844
Energy-related businesses		448		448

Total Operating Revenues	5,189	157		5,346

Operating Expenses
Fuel	931	34	(e)	965
Energy purchases	2,204	(386	)(c)	1,818
Energy purchases from affiliate	3			3
Other operation and maintenance	19	978		997
Depreciation		272		272
Taxes, other than income	34	21		55
Energy-related businesses		432		432

Total Operating Expenses	3,191	1,351		4,542

Total	$1,998	$(1,194)		$804

(a)	Represents amounts excluded from Margins.
(b)	As reported on the Statements of Income.
(c)	Includes unrealized gains (losses) on energy-related economic activity, which is subject to fluctuations in value due to market price volatility. See “Commodity Price Risk (Non-trading) – Economic Activity” within Note 13 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this Appendix A. Also includes unrealized gains (losses) on trading activity of $27 million, $(6) million and $27 million for 2014, 2013 and 2012. For 2012, “Unregulated wholesale energy” and “Energy purchases” include a net pre-tax loss of $35 million related to the monetization of certain full-requirement sales contracts. Amounts have been adjusted for option premiums of $10 million in 2014 and insignificant amounts for 2013 and 2012.
(d)	Although retail energy revenues continue to grow, the net margins related to these activities are not currently a significant component of Margins.
(e)	Includes economic activity related to fuel as described in “Commodity Price Risk (Non-trading) – Economic Activity” within Note 13 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this Appendix A. 2012 includes a net pre-tax loss of $29 million related to coal contract modification payments.

Changes in Margins

The following table shows “Margins,” all within the East segment, by component for the year ended December 31 as well as the change between periods. The factors that gave rise to the changes are described following the table.

				$ Change
	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
Eastern U.S.	$1,575	$1,775	$1,851	$(200)	$(76)
Western U.S.	78	79	147	(1)	(68)

Total	$1,653	$1,854	$1,998	$(201)	$(144)

Eastern U.S.

Eastern margins decreased in 2014 compared with 2013 primarily due to lower baseload energy prices of $354 million and lower capacity prices of $34 million, partially offset by net gains on commodity positions of $75 million, favorable asset performance of $70 million, $38 million related to weather as discussed below and gas optimization of $26 million.

During the first quarter of 2014, the PJM region experienced unusually cold weather conditions, higher demand and congestion patterns, causing rising natural gas and electricity prices in spot and near-term forward markets. Due to these market dynamics, Talen Energy Supply captured opportunities on unhedged generation, which were primarily offset by under-hedged full-requirement sales contracts and retail electric.

Eastern margins decreased in 2013 compared with 2012 primarily due to $435 million of lower baseload energy prices, partially offset by $198 million of higher capacity prices and $100 million of increased nuclear generation volume.

Western U.S.

Western margins decreased in 2013 compared with 2012 primarily due to $69 million of lower wholesale energy prices and $15 million of lower net economic availability of coal units.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial performance measures that management utilizes as indicators of financial performance of its business. See “—Results of Operations—Six months ended June 30, 2015 compared to six months ended June 30, 2014—Earnings, EBITDA, Adjusted EBITDA, Margins and Statements of Income Analysis—EBITDA and Adjusted EBITDA” above for information why management believes this measure is useful.

The “EBITDA and Adjusted EBITDA” discussion, presented by segment, includes a reconciliation of the non-GAAP financial measures to operating income and consolidated net income.

Reconciliations of EBITDA and Adjusted EBITDA

The tables below provide reconciliations of EBITDA and Adjusted EBITDA to operating income on a segment basis and to net income (loss) on a consolidated basis for the years ended December 31.

	2014
	East	Other	Total
Net income (loss)			$410
Income (loss) from discontinued operations (net of tax)			223
Interest expense			124
Income taxes			116
Other income (expense) – net			30

Operating income (loss)	$629	$(232)	$397
Depreciation	297	—	297
Other income (expense) – net	29	1	30

EBITDA	$955	$(231)	$724
Special Items:
Unrealized (gain) loss on derivative contracts (a)	(17)	—	(17)
Stock-based compensation expense (b)	—	18	18
(Gain) loss from NDT fund	(26)	—	(26)
ARO accretion	32	—	32
Separation benefits (c)	—	33	33
Mechanical contracting and engineering subsidiary revenue adjustments (d)	(17)	—	(17)
Other (e)	12	—	12

Adjusted EBITDA	$939	$(180)	$759

	2013
	East	Other	Total
Net income (loss)			$(230)
Income (loss) from discontinued operations (net of tax)			32
Income (Loss) Attributable to Noncontrolling Interests			1
Interest expense			159
Income taxes			(159)
Other income (expense) – net			32

Operating income (loss)	$(100)	$(195)	$(295)
Other income (expense) – net	30	2	32
Income (Loss) Attributable to Noncontrolling Interests	1	—	1
Depreciation	299	—	299

EBITDA	$230	$(193)	$37
Special Items:
Unrealized (gain) loss on derivative contracts (a)	136	—	136
Stock-based compensation expense (b)	—	16	16
(Gain) loss from NDT fund	(22)	—	(22)
ARO accretion	29	—	29
Loss on of Colstrip operating lease termination (f)	697	—	697
Corette impairment (g)	65	—	65
Counterparty bankruptcy (h)	(2)		(2)
Other (e)	13	—	13

Adjusted EBITDA	$1,146	$(177)	$969

	2012
	East	Other	Total
Net Income (Loss)			$474
Income (loss) from Discontinued Operations (net of tax)			46
Income (Loss) Attributable to Noncontrolling Interests			1
Interest expense			158
Income taxes			236
Other income (expense) – net			19

Operating income (loss)	$991	$(189)	$802
Depreciation	272	—	272
Income (Loss) Attributable to Noncontrolling Interests	1	—	1
Other income (expense) – net	17	2	19

EBITDA	$1,281	$(187)	$1,094
Special Items:
Unrealized (gain) loss on derivative contracts (a)	(91)	—	(91)
Stock-based compensation expense (b)	—	14	14
(Gain) loss from NDT fund	(21)	—	(21)
ARO accretion	28	—	28
Counter party bankruptcy (h)	11	—	11
Coal contract modification payments (i)	29	—	29
Other (e)	9	—	9

Adjusted EBITDA	$1,246	$(173)	$1,073

(a)	Represents unrealized gains (losses), after-tax, on economic and trading activity. See “—Commodity Price Risk (Non-trading)—Economic Activity” in Note 13 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this Appendix A for additional information. Also includes unrealized gains (losses) on trading activity of $27 million, $(6) million and $27 million for 2014, 2013 and 2012. Amounts have also been adjusted for $10 million in 2014 and insignificant amounts in 2013 and 2012 for option premiums.

(b)	Represents a certain portion of PPL’s stock-based compensation cost allocable to Talen Energy. Amounts for the 2014—2012 were cash settled with a former affiliate.
(c)	Talen Energy Supply recorded during 2014, separation benefits related to the anticipated spinoff transaction. See Note 4 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this Appendix A for additional information. In addition, in June 2014, Talen Energy Supply’s largest IBEW local ratified a new three-year labor agreement. In connection with the new agreement, bargaining unit one-time voluntary retirement benefits were recorded. See Note 9 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this Appendix A for additional information.
(d)	In 2014, Talen Energy Supply recorded $17 million to “Energy-related businesses” revenues on the 2014 Statement of Income related to prior periods and the timing of revenue recognition for a mechanical contracting and engineering subsidiary. See Note 1 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this Appendix A for additional information.
(e)	All periods include OCI amortization on non-active derivative positions.
(f)	In September 2013, Talen Montana executed a definitive agreement to sell to NorthWestern certain hydroelectric generating facilities located in Montana. To facilitate the sale, Talen Montana terminated its operating lease arrangement related to partial interests in Units 1, 2 and 3 of the Colstrip coal-fired electric generating facility in December 2013 and acquired those interests, collectively, for $271 million. At lease termination, the existing lease-related assets on the balance sheet were written-off and the acquired Colstrip assets were recorded at fair value as of the acquisition date. Talen Energy Supply recorded a pre-tax charge of $697 million for the termination of the lease. See Note 4 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this Appendix A for additional information.
(g)	In 2013, Talen Energy Supply determined its Corette plant was impaired and recorded a pre-tax charge of $65 million for the plant and related emission allowances. See Note 12 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this Appendix A for additional information.
(h)	In October 2011, a wholesale customer, SMGT, filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. In 2012, Talen Energy Marketing recorded an additional allowance for unpaid amounts under the long-term power contract. In March 2012, the U.S. Bankruptcy Court for the District of Montana approved the request to terminate the contract, effective April 1, 2012. In June 2013, Talen Energy Marketing received an approval for an administrative claim in the amount of $2 million
(i)	As a result of lower electricity and natural gas prices, coal-fired generation output decreased during 2012. Contract modification payments were incurred to reduce 2012 and 2013 coal deliveries.

Changes in Adjusted EBITDA

The following table shows Adjusted EBITDA by segment for the years ended December 31 as well as the change between periods. The factors that gave rise to the changes are described following the table.

	2014	2013	Change	2013	2012	Change
East	$966	$1,179	$(213)	$1,179	$1,284	$(105)
Other	(207)	(215)	8	(215)	(211)	(4)

Total	$759	$964	$(205)	$964	$1,073	$(109)

The decrease in Adjusted EBITDA in 2014 compared with 2013 was primarily due to lower margins resulting from lower energy and capacity prices, partially offset by favorable baseload asset performance, gains on certain commodity positions and net benefits of unusually cold weather in the first quarter of 2014.

The decrease in Adjusted EBITDA in 2013 compared with 2012 was primarily due to lower baseload energy prices, partially offset by higher capacity prices, higher nuclear generation volume and lower operation and maintenance expense.

Our Fleet

Asset	Location	Fuel Type	Ownership	Owned Capacity (MW) (1)	Commercial Operation Date	Region/ ISO
Ironwood	PA	Natural Gas	100%	660	2001	PJM
Lower Mt. Bethel	PA	Natural Gas	100%	538	2004	PJM
York	PA	Natural Gas	100%	47	1989	PJM
Martins Creek 3 & 4	PA	Natural Gas / Oil	100%	1,700	1975 – 1977	PJM
Peakers	PA	Natural Gas / Oil	100%	354	1967 – 1973	PJM
Bayonne	NJ	Natural Gas / Oil	100%	164	1988	PJM
Camden	NJ	Natural Gas / Oil	100%	145	1993	PJM
Pedricktown (2)	NJ	Natural Gas / Oil	100%	118	1992	PJM
Newark Bay	NJ	Natural Gas / Oil	100%	123	1993	PJM
Elmwood Park	NJ	Natural Gas / Oil	100%	71	1989	PJM
Susquehanna	PA	Nuclear	90%	2,245	1983 – 1985	PJM
Montour	PA	Coal	100%	1,504	1972 – 1973	PJM
Brunner Island	PA	Coal	100%	1,411	1961 – 1969	PJM
Brandon Shores	MD	Coal	100%	1,284	1984 – 1991	PJM
C.P. Crane	MD	Coal	100%	404	1961 – 1967	PJM
Conemaugh	PA	Coal	16%	278	1970 – 1971	PJM
Keystone	PA	Coal	12%	211	1967 – 1968	PJM
H.A. Wagner	MD	Coal / Natural Gas / Oil	100%	982	1956 – 1972	PJM
Eastern Hydro (3)	PA	Hydro	100%	293	1910 – 1926	PJM
Colstrip 1 & 2	MT	Coal	50%	307	1975 – 1976	WECC
Colstrip 3	MT	Coal	30%	222	1984	WECC
Dartmouth	MA	Natural Gas / Oil	100%	83	1996	ISO-NE
Nueces Bay 7	TX	Natural Gas	100%	648	2010	ERCOT
Barney Davis 2	TX	Natural Gas	100%	646	2010	ERCOT
Barney Davis 1	TX	Natural Gas	100%	318	1974	ERCOT
Laredo 4	TX	Natural Gas	100%	92	2008	ERCOT
Laredo 5	TX	Natural Gas	100%	89	2008	ERCOT
Renewables (4)	NH, NJ, PA, VT	Renewables	100%	25	Various	Various

		Total		14,962

(1)	Summer Rating at June 30, 2015. The capacity of generation units is based on a number of factors, including the operating experience and physical conditions of the units, and may be revised periodically to reflect changed circumstances. Does not reflect the sale or other disposition of between 1,300 and 1,400 MW of generating capacity that is required to obtain regulatory approval for the Talen Transactions. See “The Talen Transactions—Mitigation Plans.”
(2)	Pedricktown capacity includes capacity dedicated to serving landlord load (which has historically averaged 9 MW).
(3)	Includes Holtwood and Wallenpaupack.
(4)	We have agreed to sell our renewables plants representing 19 MW of capacity as shown herein. Subject to receipt of regulatory approvals, we expect to close the sale of these plants by the end of 2015. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Financial and Operational Developments—Mechanical Contracting Subsidiaries and Renewable Energy Business.”

Power Supply

Talen Energy Supply owned or controlled generating capacity (summer rating) of 14,962 MW at June 30, 2015. Generating capacity controlled by Talen Generation and other Talen Energy Supply subsidiaries includes power obtained through Talen Energy Marketing’s power purchase agreements.

Talen Energy Supply’s generation subsidiaries are exempt wholesale generators (“EWGs”) that sell electricity into wholesale markets. EWGs are subject to regulation by the FERC, which has authorized these EWGs to sell the electricity generated at market-based prices. A portion of this electricity is sold to Talen Energy Marketing under FERC-jurisdictional power purchase agreements. Susquehanna Nuclear is subject to the jurisdiction of the NRC in connection with the operation of its Susquehanna nuclear units. Certain of Talen Energy Supply’s other subsidiaries are subject to the jurisdiction of the NRC in connection with the operation of their fossil plants with respect to certain level and density monitoring devices. Certain operations of Talen Generation’s subsidiaries are also subject to OSHA and comparable state statutes.

Fuel Supply

Oil and Natural Gas

Pennsylvania

Talen Generation’s Martins Creek Units 3 and 4 burn both oil and natural gas. During 2014, 100% of the physical gas requirements for the Martins Creek units were purchased on the spot market using either delivered supply or a combination of spot market supply and short-term capacity and oil requirements were supplied from inventory and replenished by purchases made in the spot market. At December 31, 2014, there were no long-term agreements for oil or natural gas for these units.

Short-term and long-term gas transportation contracts are in place for approximately 38% of the maximum daily requirements of the Lower Mt. Bethel combined-cycle facility.

For Talen’s Ironwood combined-cycle facility, Talen Energy Marketing has long-term transportation contracts that can deliver up to approximately 25% of Ironwood’s maximum daily gas requirements. Daily gas requirements can also be met through a combination of short-term transportation capacity release transactions coupled with upstream supply.

In addition, Talen Energy Marketing has secured long-term natural gas supply for approximately 10% of the combined needs of Ironwood and Lower Mt. Bethel through 2016.

New Jersey and Texas

Sapphire’s Bayonne, Camden, Pedricktown, Newark Bay, Elmwood and Dartmouth stations are co-fired with natural gas and oil. Natural gas is the primary fuel at each station. There are no long-term supply or pipeline capacity agreements for oil or natural gas for these units. Oil storage capability exists at each station and is replenished on a spot market basis.

Jade’s Nueces Bay, Barney Davis and Laredo stations in Texas currently have a comprehensive gas supply agreement in place designed to cover 100% of the plants’ requirements. See “Certain Relationships and Related Party Transactions – TrailStone Agreement.” There are no long-term pipeline capacity contracts in place on the upstream interstate pipelines that serve these units.

Coal

Pennsylvania

Talen Energy Marketing actively manages Talen Energy Supply’s coal requirements for the Pennsylvania plants by purchasing coal principally from mines located in northern Appalachia.

Coal inventory is maintained at levels estimated to be necessary to avoid operational disruptions at coal-fired generating units. Reliability of coal deliveries can be affected from time to time by a number of factors including fluctuations in demand, coal mine production issues and other supplier or transporter operating difficulties. Talen Generation, by and through its agent Talen Energy Marketing, has agreements in place that satisfy the majority of projected coal needs for the Pennsylvania power plants through 2018 and will augment with spot market purchases, as needed.

A Talen Generation subsidiary owns a 12.34% interest in the Keystone plant and a 16.25% interest in the Conemaugh plant. Talen Generation owns a 12.34% interest in Keystone Fuels, LLC and a 16.25% interest in Conemaugh Fuels, LLC. The Keystone plant contracts with Keystone Fuels, LLC for its coal requirements, which provided 4.5 million tons of coal to the Keystone plant in 2014. The Conemaugh plant requirements are purchased under contract from Conemaugh Fuels, LLC, which provided 4.5 million tons of coal to the Conemaugh plant in 2014.

All wholly owned Talen Generation coal plants within Pennsylvania are equipped with Flue Gas Desulferization equipment (FGD) or Scrubbers, which use limestone in their operations. Acting as agent for Talen Generation, Talen Energy Marketing has entered into limestone contracts with suppliers that will provide limestone for those plants through 2016. Annual limestone requirements range from approximately 400,000-500,000 tons.

Maryland

Talen Energy Marketing actively manages Talen Energy Supply’s coal requirements for the Maryland plants by purchasing coal principally from mines located in central and northern Appalachia and the western U.S.

Coal inventory is maintained at levels estimated to be necessary to avoid operational disruptions at coal-fired generating units. Reliability of coal deliveries can be affected from time to time by a number of factors including fluctuations in demand, coal mine production issues and other supplier or transporter operating difficulties. Raven subsidiaries, by and through their agent Talen Energy Marketing, have agreements in place that satisfy the majority of projected coal needs for the Maryland power plants through 2018 and will augment with spot market purchases, as needed.

Coal is transported to the Maryland plants by rail car and/or barge service. See “Certain Relationships and Related Party Transactions – BargeCo Agreement.”

The Brandon Shores station is equipped with Flue Gas Desulfurization equipment (FGD) or Scrubbers, which use limestone in their operations. Acting as agent for a Raven subsidiary, Talen Energy Marketing has entered into limestone contracts with suppliers that will provide limestone for this plant through 2016.

Montana

Talen Montana owns a 30% interest in Colstrip Unit 3 and NorthWestern owns a 30% interest in Colstrip Unit 4. Talen Montana and NorthWestern have a sharing agreement that governs each party’s responsibilities and rights relating to the operation of Colstrip Units 3 and 4. Under the terms of that agreement, each party is responsible for 15% of the total non-coal operating and construction costs of Colstrip Units 3 and 4, regardless of whether a particular cost is specific to Colstrip Unit 3 or 4, and is entitled to take up to 15% of the available generation from Units 3 and 4. Each party is responsible for its own coal costs. Talen Montana, with the other Colstrip owners, is party to contracts to purchase 100% of its coal requirements with defined coal quality characteristics and specifications. Talen Montana, with the other Colstrip Units 1 and 2 owner, has a long-term purchase and supply agreement with the current supplier for Units 1 and 2, which provides these units 85% to 100% of their coal requirements (at owners’ option) from January 2015 through December 2019. Talen Montana, with the other Colstrip Units 3 and 4 owners, has a long-term coal supply contract for Units 3 and 4, which provides these units 100% of their coal requirements through December 2019.

These units were originally built containing Scrubbers and Talen Montana has entered into a long-term contract to purchase the limestone requirements for these units. The contract extends through December 2030.

Coal supply contracts are in place to purchase low-sulfur coal with defined quality characteristics and specifications for Talen Montana’s Corette plant. The contracts covered 100% of the plant’s coal requirements in 2014 and similar contracts are in place to supply 100% of the expected coal requirements through the suspension of plant operations which occurred in March 2015. The plant was then retired in March 2015.

Nuclear

The nuclear fuel cycle consists of several material and service components: the mining and milling of uranium ore to produce uranium concentrates; the conversion of these concentrates into uranium hexafluoride, a gas component; the enrichment of the hexafluoride gas; the fabrication of fuel assemblies for insertion and use in the reactor core; and the temporary storage and final disposal of spent nuclear fuel.

Susquehanna Nuclear has a portfolio of supply contracts, with varying expiration dates, for nuclear fuel materials and services. These contracts are expected to provide sufficient fuel to permit Unit 1 to operate into the first quarter of 2020 and Unit 2 to operate into the first quarter of 2019. Susquehanna Nuclear anticipates entering into additional contracts to ensure continued operation of the nuclear units.

Federal law requires the U.S. government to provide for the permanent disposal of commercial spent nuclear fuel, but there is no definitive date by which a repository will be operational. As a result, it was necessary to expand Susquehanna nuclear plant’s on-site spent fuel storage capacity. To support this expansion, PPL Susquehanna contracted for the design and construction of a spent fuel storage facility employing dry cask fuel storage technology. The facility is modular, so that additional storage capacity can be added as needed. The facility began receiving spent nuclear fuel in 1999. Susquehanna Nuclear estimates, under current operating conditions, that there is sufficient storage capacity in the spent nuclear fuel pools and the on-site spent fuel storage facility at the Susquehanna nuclear plant to accommodate spent fuel discharged through approximately 2017. If necessary, the on-site spent fuel storage facility can be expanded, assuming appropriate regulatory approvals are obtained, such that, together, the spent fuel pools and the expanded dry fuel storage facility will accommodate all of the spent fuel expected to be discharged through 2044, the current licensed life of the plant.

In 1996, the U.S. Court of Appeals for the District of Columbia Circuit ruled that the Nuclear Waste Policy Act imposed on the DOE an unconditional obligation to begin accepting spent nuclear fuel on or before January 31, 1998. In January 2004, Susquehanna Nuclear filed suit in the U.S. Court of Federal Claims for unspecified damages suffered as a result of the DOE’s breach of its contract to accept and dispose of spent nuclear fuel. In May 2011, Susquehanna Nuclear entered into a settlement agreement with the U.S. Government relating to Susquehanna Nuclear’s lawsuit. The settlement included reimbursement of certain costs to store spent nuclear fuel at the Susquehanna nuclear plant incurred from 1998 through December 31, 2013, and Susquehanna Nuclear received payments for its claimed costs for those periods. In exchange, Susquehanna Nuclear waived any claims against the U.S. government for costs paid or injuries sustained related to storing spent nuclear fuel at the Susquehanna nuclear plant through December 31, 2013. In January 2014, Susquehanna Nuclear entered into a new agreement with the DOE to extend the settlement agreement on the same terms as the prior agreement for an additional three years to the end of 2016.

On June 9, 2014, PPL, HoldCo, Talen Energy, Talen Energy Supply and the Riverstone Holders entered into the Separation Agreement and, with Merger Sub, the Transaction Agreement, pursuant to which a newly formed entity, HoldCo, owning the Talen Energy Supply business would be spun off to PPL’s shareholders and combined with the RJS Power business to create Talen Energy, an independent publicly traded company.

On June 1, 2015, PPL completed the spinoff to PPL shareholders of a newly formed entity, HoldCo, which at such time owned all of the membership interests of Talen Energy Supply and all of the common stock of Talen Energy Corporation. Immediately following the spinoff, HoldCo merged with a special purpose subsidiary of Talen Energy Corporation, with HoldCo continuing as the surviving company to the merger and as a wholly owned subsidiary of Talen Energy Corporation and the sole owner of Talen Energy Supply. Substantially contemporaneously with the Merger, the RJS Power business was contributed by its owner to Talen Energy through the contribution, directly or indirectly, of all of the equity interests of RJS Power, in exchange for 44,974,658 shares of Talen Energy Corporation common stock issued in a private placement transaction. Following the Combination, PPL shareholders owned 65% of Talen Energy’s outstanding common stock and affiliates of the Riverstone Holders own the remaining 35%. PPL has no continuing ownership interest in, control of or affiliation with Talen Energy following the Distribution and Combination, other than satisfying their obligations under a Transition Services Agreement between PPL and Talen Energy Supply.

The Unaudited Pro Forma Condensed Combined Financial Information (the “pro forma financial information”) has been derived from the audited consolidated financial statements of Talen Energy Supply and the historical consolidated and combined financial statements of RJS Power (the “historical financial statements”).

The Unaudited Pro Forma Condensed Combined Statement of Income (the “pro forma statement of income”) for the year ended December 31, 2014 gives effect to the spinoff of HoldCo and the Combination with RJS Power as if they were completed on January 1, 2014. The Unaudited Pro Forma Condensed Combined Balance Sheet (the “pro forma balance sheet”) as of December 31, 2014 gives effect to the spinoff and the Combination as if they were completed on December 31, 2014. The historical financial statements have been adjusted in the pro forma financial information to give effect to pro forma events that are: (i) directly attributable to the spinoff and Combination; (ii) factually supportable; and (iii) with respect to the statement of income, expected to have a continuing impact on results. The pro forma financial information: (a) reflects the replacement of Talen Energy Supply’s and RJS Power’s then existing $3.0 billion and $150 million credit facilities, respectively, with the $1.85 billion Credit Agreement; (b) adjusts the pro forma statement of income for the anticipated disposal of certain generating facilities to satisfy the FERC Order, and adjusts the pro forma balance sheet to reflect certain related assets and liabilities for these facilities as divested for cash at carrying value; (c) adjusts for certain assets and liabilities that were reallocated between PPL and Talen Energy Supply or that were settled as outlined in the Separation Agreement or the Transaction Agreement; (d) conforms certain RJS Power accounting policies with those of Talen Energy Supply; and (e) reflects the issuance of Talen Energy Corporation common stock in connection with the Combination.

The pro forma financial information was prepared using the acquisition method of accounting, with Talen Energy Supply considered the accounting acquirer of RJS Power. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the acquisition date, with any remaining purchase price allocated to goodwill. Talen Energy Supply has considered multiple factors in arriving at the estimated fair values which were based on a preliminary review of the assets and liabilities of the RJS Power business. These estimates are subject to change pending further review of the assets acquired and liabilities assumed. Generally accepted accounting principles in the United States require the purchase price allocation to be determined as of the date of the Combination, and also permit adjustments to the purchase price allocation for the RJS Power business during the measurement period, which may be up to one year from the date of the Combination. Therefore, the final goodwill and fair value amounts recorded for the assets and liabilities of the RJS Power business, effective as of the date of the Combination, may differ materially from the information presented in the pro forma financial information. The purchase price (total consideration) for the acquisition was deemed to be $902 million based on the fair value of the Talen Energy Corporation common stock issued for the acquisition using the June 1, 2015 closing “when-issued” market price.

Throughout the periods covered by the pro forma financial information, the operations of Talen Energy Supply’s business were conducted and accounted for as part of PPL. As a result, the Talen Energy Supply historical financial statements reflect significant allocations of costs and expenses. All of the allocations and estimates in these historical financial statements are based on assumptions that the management of Talen Energy Supply’s business believes are reasonable. However, the Talen Energy Supply historical financial statements do not necessarily represent the costs and expenses of Talen Energy Supply’s business had it been operated as a separate independent entity. The pro forma financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or synergies expected to result from the spinoff and Combination.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial information.

The pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of Talen Energy Supply.

The following pro forma financial information should be read in conjunction with:

•	the accompanying notes to the pro forma financial information;

•	the audited consolidated financial statements of Talen Energy Supply as of and for the year ended December 31, 2014, which are included elsewhere in this Appendix A;

•	the audited consolidated and combined financial statements of RJS Power as of and for the year ended December 31, 2014, which are included elsewhere in this Appendix A; and

•	the unaudited condensed consolidated financial statements of Talen Energy Supply as of and for the six months ended June 30, 2015, which are included elsewhere in this Appendix A.

Pro Forma Condensed Combined Balance Sheet

(Unaudited)

(Millions of dollars)

	December 31, 2014
	Talen Energy Supply	RJS Power	Pro Forma Adjustments (Note 2)		Pro Forma Combined Entity
Current Assets
Cash and cash equivalents	$352	$30	$656	(c)(g)(i)	$1,038
Restricted cash and cash equivalents	176	1	(1	)(c)	176
Accounts receivable	325	34	33	(f)	392
Unbilled revenues	218				218
Fuel, materials and supplies	455	193	(93	)(a)(c)	555
Prepayments	70	13	(60	)(c)(f)	23
Price risk management assets	1,079	26	23	(a)	1,128
Other current assets	26	14	15	(a)(b)(f)	55

Total Current Assets	2,701	311	573		3,585

Investments
Nuclear plant decommissioning trust funds	950				950
Other investments	30				30

Total Investments	980				980

Property, Plant and Equipment, net
Property, plant and equipment	12,678	1,740	(530)		13,888
Less accumulated depreciation	6,242	329	(388)		6,183

Property, plant and equipment, net	6,436	1,411	(142	)(b)(c)	7,705

Other Noncurrent Assets
Goodwill	72		267	(b)(c)	339
Other intangibles	257	17	1		275
Price risk management assets	239	3			242
Other noncurrent assets	75	56	(46	)(b)(c)(g)	85

Total Other Noncurrent Assets	643	76	222		941

Total Assets	$10,760	$1,798	$653		$13,211

See accompanying Unaudited Notes to Pro Forma Condensed Combined Financial Information.

Pro Forma Condensed Combined Balance Sheet

(Unaudited)

(Millions of dollars)

	December 31, 2014
	Talen Energy Supply	RJS Power	Pro Forma Adjustments (Note 2)		Pro Forma Combined Entity
Liabilities and Equity
Current Liabilities
Short-term debt	$630	$8	$50	(i)	$688
Long-term debt due within one year	535		(4	)(c)	531
Accounts payable	411	50	3	(c)(f)	464
Taxes	28		86	(c)(f)	114
Interest	16				16
Price risk management liabilities	1,024	43	23	(a)	1,090
Other current liabilities	246	133	(95	)(a)(b)(c)(f)	284

Total Current Liabilities	2,890	234	63		3,187

Long-term Debt	1,683	1,275	(70	)(c)(i)	2,888
Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes	1,250		233	(b)(c)(f)	1,483
Price risk management liabilities	193	20			213
Asset retirement obligations	415	20	(4	)(c)	431
Other deferred credits and noncurrent liabilities	422		(6	)(b)(c)(f)	416

Total Deferred Credits and Other Noncurrent Liabilities	2,280	40	223		2,543

Member’s Equity	3,907	249	437	(b)(f)(g)(i)	4,593

Total Liabilities and Equity	$10,760	$1,798	$653		$13,211

See accompanying Unaudited Notes to Pro Forma Condensed Combined Financial Information.

Pro Forma Condensed Combined Statement of Income

(Unaudited)

(Millions of dollars)

	For the Year Ended December 31, 2014
	Talen Energy Supply	RJS Power	Pro Forma Adjustments (Note 2)		Pro Forma Combined Entity
Operating Revenues
Unregulated wholesale energy	$1,892	$1,045	$(507	)(c)	$2,430
Unregulated retail energy	1,243				1,243
Energy-related businesses	601				601

Total Operating Revenues	3,736	1,045	(507)		4,274

Operating Expenses
Operation
Fuel	1,196	577	(299	)(c)	1,474
Energy purchases	209				209
Other operation and maintenance	1,007	305	(115	)(a)(c)(d)	1,197
Depreciation	297	90	(50	)(c)(d)	337
Taxes, other than income	57	21			78
Energy-related businesses	573				573

Total Operating Expenses	3,339	993	(464)		3,868

Operating Income (Loss)	397	52	(43)		406
Other Income (Expense)—net	30	3	(1	)(c)	32
Interest Expense	124	110	(16	)(c)(e)	218

Income (Loss) from Continuing Operations Before Income Taxes	303	(55)	(28)		220
Income Taxes	116		(34	)(c)(h)	82

Income (Loss) from Continuing Operations After Income Taxes Attributable to Member	$187	$(55)	$6		$138

See accompanying Unaudited Notes to Pro Forma Condensed Combined Financial Information.

Unaudited Notes to Pro Forma Condensed Combined Financial Information

(Millions of Dollars, except share data)

Note 1. Basis of Pro Forma Presentation

The pro forma financial information has been derived from the historical consolidated financial statements of Talen Energy Supply and the historical consolidated and combined financial statements of RJS Power.

The pro forma statement of income for the year ended December 31, 2014 give effect to the spinoff of HoldCo and Combination of the Talen Energy Supply business with the RJS Power business as if they were completed on January 1, 2014. The pro forma balance sheet as of December 31, 2014 gives effect to the spinoff and the Combination as if they were completed on December 31, 2014.

The pro forma financial information was prepared using the acquisition method of accounting, with Talen Energy Supply considered the accounting acquirer of RJS Power. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the acquisition date, with any remaining purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair values of the tangible and intangible assets and liabilities of RJS Power and assumes an acquisition date of December 31, 2014. Talen Energy Supply has considered multiple factors in arriving at the estimated fair market values which were based on a preliminary review of the assets and liabilities of the RJS Power business. These estimates are subject to change pending further review of the assets acquired and liabilities assumed. Generally accepted accounting principles in the United States require the purchase price allocation to be determined as of the date of the Combination, and also permit adjustments to the purchase price allocation for the RJS Power business during the measurement period, which may be up to one year from the date of the Combination. Therefore, the final goodwill and fair value amounts recorded for the assets and liabilities of the RJS Power business, effective as of the date of the Combination, may differ materially from the information presented in the pro forma financial information. The total consideration for the acquisition was deemed to be $902 million based on the fair value of the Talen Energy Corporation common stock issued for the acquisition using the June 1, 2015 closing “when-issued” market price.

The historical financial statements have been adjusted in the pro forma financial information to give effect to pro forma events that are: (i) directly attributable to the spinoff and Combination; (ii) factually supportable; and (iii) with respect to the statements of income, expected to have a continuing impact on results. The pro forma financial information: (a) reflects the replacement of Talen Energy Supply’s and RJS Power’s then existing $3.0 billion and $150 million credit facilities, respectively, with the $1.85 billion Credit Agreement; (b) adjusts the pro forma statement of income for the anticipated disposal of certain generating facilities to satisfy the FERC Order, and adjusts the pro forma balance sheet to reflect certain related assets and liabilities for these facilities as divested for cash at carrying value; (c) adjusts for certain assets and liabilities that were reallocated between PPL and Talen Energy Supply or that were settled as outlined in the Separation Agreement or the Transaction Agreement; (d) conforms certain RJS Power accounting policies with those of Talen Energy Supply; and (e) reflects the issuance of Talen Energy Corporation common stock in connection with the Combination. The preliminary result of these adjustments, as well as other adjustments, is presented in Note 2. The pro forma financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or synergies expected to result from the spinoff and Combination. Other items that are not included in the pro forma financial information are presented in Note 3.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial information.

For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, accounting guidance for fair value measurements has been applied. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Certain items normally included in the statement of income have been excluded from the pro forma statements of income.

Note 2. Purchase Price Allocation and Pro Forma Adjustments

(a)	Adjustments to conform certain RJS Power accounting policies with those of Talen Energy Supply for the balance sheet classification of emission allowances, financial instrument netting and the capitalization of overhauls.

Debit (Credit)
Balance Sheet:
Fuel, materials and supplies	$(77)
Price risk management assets	23
Other current assets	5
Price risk management liabilities	(23)
Other current liabilities	72
Statement of Income:
Other operation and maintenance	(33)

(b)	The pro forma allocation of the purchase price of the RJS Power business to the fair value of assets acquired and liabilities assumed includes pro forma adjustments primarily related to the fair value of property, plant and equipment, intangible assets, contractual arrangements, and deferred income taxes based on an estimate of the fair values and assumes an acquisition date of December 31, 2014. Talen Energy Supply arrived at the estimated fair values based on a preliminary review of the assets and liabilities of the RJS Power business and using assumptions for multiple factors that impact those values including various forecasted long-term energy, capacity and fuel commodity prices, discount rates and expected future cash flows. In addition the fair value measurements of the underlying assets and liabilities on RJS Power’s balance sheet could change materially as these measurements will be applied to the assets and liabilities on the balance sheet as of the date of the Combination. These estimates are also subject to change pending further review by Talen Energy Supply of the assets acquired and liabilities assumed and any changes in market conditions and the assumptions used when determining the final purchase price allocation as of the date of the Combination. Generally accepted accounting principles in the United States require the purchase price allocation to be determined as of the date of the Combination, and also permit adjustments to the purchase price allocation for the RJS Power business during the measurement period, which may be up to one year from the date of the Combination. The preliminary purchase price allocation in the pro forma financial information is based upon the total consideration for the acquisition, which was deemed to be $902 million based on the fair value of the Talen Energy Corporation common stock issued for the acquisition using the June 1, 2015 closing “when-issued” market price. The preliminary allocation of the purchase price, after first applying the adjustments from (a) above and (i) below within this Note 2, and the resulting goodwill and pro forma adjustments are as follows:

		Debt (Credit)
	Purchase Price Allocations	Resulting Pro Forma Adjustments
Current assets	$236	$4	(1)
Property, plant and equipment, net	2,153	742	(2)
Goodwill	322	322	(3)
Other intangibles	18	1	(4)
Price risk management assets	3
Other noncurrent assets	26	(30	)(5)
Current liabilities	(244)	(9	)(6)
Long-term debt	(1,250)
Deferred income taxes	(296)	(296	)(7)
Price risk management liabilities	(20)
Asset retirement obligations	(20)
Other deferred credits and noncurrent liabilities	(26)	(26	)(8)

Net assets acquired	$902	$(708	)(9)

(1)	Represents a $4 million debit to record a deferred tax asset. See (6) below for additional information regarding the blended statutory income tax rate and the treatment of income taxes in RJS Power’s historical combined financial statements.
(2)	Reflects an adjustment to record the estimated fair value of RJS Power’s property, plant and equipment. The remaining estimated useful lives of RJS Power’s property, plant and equipment range between 3 - 35 years.
(3)	Reflects the preliminary estimate of the remaining purchase price after allocation to the net fair value of the RJS Power assets acquired and liabilities assumed based on the assumed acquisition date of December 31, 2014. The amount of goodwill calculated in this pro forma information differs from the goodwill provisionally included in the unaudited condensed consolidated financial statements of Talen Energy Supply and the accompanying notes contained elsewhere in this Appendix A due primarily to differences in working capital as of the date of the Combination.
(4)	Reflects an adjustment primarily to record the fair value of a RJS Power license with an estimated amortization period of 22 years.
(5)	Reflects an adjustment of $30 million to remove unamortized deferred financing fees of RJS Power which will not be allocated a fair value in purchase accounting.
(6)	Reflects an adjustment, primarily to record the fair value of a RJS Power coal supply contracts with an estimated life of one year or less.
(7)	Reflects deferred income tax liabilities recorded at a blended statutory income tax rate of 40.00%. The legal entities included in RJS Power’s historical combined financial statements are primarily limited liability companies or partnerships and have previously elected to be treated as disregarded entities for federal tax purposes. As such, no provision for federal or state corporate income taxes was made in RJS Power’s historical combined financial statements.
(8)	Reflects an adjustment primarily to record the fair value of an RJS Power coal supply contract with an estimated life of 4 years.
(9)	Member’s Equity, as a result of purchase accounting, was adjusted by the following:

i.	The total consideration for the acquisition was deemed to be $902 million based on the fair value of the Talen Energy Corporation common stock issued for the acquisition using the June 1, 2015 closing “when-issued” market price. The $902 million is reflected as a contribution to Talen Energy Supply by its member, Talen Energy Corporation.

ii.	Elimination of RJS Power’s equity of $194 million. Includes the impact of the equity distribution described in (i) below within this Note 2.

(c)	The pro forma statement of income includes adjustments for the anticipated disposal of generating facilities to satisfy the FERC Order, while the pro forma balance sheet reflects certain related assets and liabilities for these facilities as divested for cash at carrying value. These adjustments are based on certain assumptions related to: (1) which facilities and related assets and liabilities are anticipated to be divested to satisfy the FERC Order; and (2) the preliminary fair value of such assets and liabilities of RJS Power. Fair values were determined as described in (b) above within this Note 2. Final adjustments will be based on which generation facilities are actually divested, the related contractual terms and sales price, and timing of the divestitures. Therefore actual results could be materially different from the adjustments below. These adjustments are as follows:

Balance Sheet:	Debit (Credit)
Cash	$892
Current assets, other than cash	(18)
Property, plant and equipment, net	(884)
Goodwill	(55)
Other noncurrent assets	(17)
Current liabilities	(74)
Long-term debt	45
Deferred income taxes	94
Asset retirement obligations	4
Other deferred credits and noncurrent liabilities	13

Balance Sheet:	Debit (Credit)
Statement of Income:
Operating Revenues	507
Operating Expenses	(449)
Other income (expense), net	1
Interest Expense	(21)
Income Taxes	(16)

The taxes payable related to the mitigation divestures are included in “Current liabilities” above.

(d)	The year ended December 31, 2014 reflects a $25 million increase in depreciation as a result of changes in the value of property, plant and equipment, a $1 million decrease in amortization expense as a result of changes in the value of intangible assets and a $7 million decrease in depreciation to reclassify ARO accretion to other operation and maintenance (consistent with Talen Energy Supply’s presentation). See (b) above, within this Note 2 for information on the preliminary purchase price allocation.

(e)	The year ended December 31, 2014 reflects an increase in interest expense of $5 million, primarily driven by higher short-term borrowing costs under the terms of the new $1.85 billion revolving credit facility, compared to historical interest expense related to outstanding commercial paper and letters of credit outstanding on Talen Energy Supply’s and RJS Power’s existing $3.0 billion and $150 million credit facilities, respectively. Interest expense was calculated based upon committed terms of the new $1.85 billion revolving credit facility for the historical outstanding borrowings and letters of credit using an estimated rate of 2.43%. See “Description of Material Indebtedness” for additional information on the revolving credit facility.

(f)	To adjust certain Talen Energy Supply assets and liabilities associated with income taxes (to reflect settlement with a non-affiliate subsequent to the spinoff), pension and post-retirement benefit plans (to reflect separation of the plan obligations and allocation of plan assets as required by ERISA), other items as required, in accordance with the Separation Agreement or the Transaction Agreement and related deferred taxes. The following table presents the composition of these items:

Debit (Credit)
Accounts receivable	$33
Prepayments	(59)
Other current assets	6
Accounts payable	(7)
Taxes	6
Other current liabilities	22
Deferred income taxes	(31)
Other deferred credits and noncurrent liabilities	19
Member’s Equity	11

(g)	To reflect $15 million for the payment of fees, which were deferred, for the new $1.85 billion Revolving Facility, which were effective upon closing of the spinoff and the Combination and replaced Talen Energy Supply’s and RJS Power’s existing $3.0 billion and $150 million credit facilities, respectively. Unamortized deferred fees from the existing $3.0 billion credit facility of $14 million were written off to Member’s Equity.

(h)	Reflects the income tax effects of (1) the pro forma adjustments and (2) the Income (Loss) from Continuing Operations Before Income Taxes of RJS Power, which were calculated at a blended statutory income tax rate of 40.00%. See (b)(7) above, within this Note 2 for further discussion regarding the blended statutory income tax rate and the treatment of income taxes in RJS Power’s historical combined financial statements.

(i)

Under the terms of the Transaction Agreement, RJS Power was permitted to distribute cash to its members under certain circumstances. It was expected that at or prior to the spinoff, RJS Power would distribute available cash up to the maximum amount allowable under the Transaction Agreement, which at December 31, 2014 was $55 million. A pro forma adjustment has been made to reflect the distribution of that amount from equity, which included $30 million of available cash and a drawdown on the RJS Power credit facility of $25 million. In addition, it was expected that such drawdown, together with outstanding borrowings under the RJS Power credit facility of $25 million at December 31, 2014 would be replaced by borrowings of $50 million under the new $1.85 billion Talen Energy Supply credit facility. Such borrowings were expected to be of a short-term nature and have been reclassified to “Short-term debt” on the Balance Sheet. Also, in accordance with the terms of the Transaction Agreement, a $191 million cash distribution was made from Talen Energy Supply to PPL during the first quarter of 2015 and a pro forma adjustment has been made to reflect such distribution.

Note 3. Items Excluded from the Unaudited Pro Forma Financial Information and Unusual Items

The unaudited pro forma financial information does not reflect:

(a)	the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or synergies expected to result from the spinoff and Combination.

(b)	the impact of divesting an alternative asset portfolio identified in the FERC Order. If such alternative asset portfolio were divested instead of the asset portfolio adjusted for within the pro forma financial information, pro forma operating revenues would have increased by approximately $150 million, pro forma operating income would have increased approximately $25 million, and pro forma cash would have decreased approximately $50 million.

In addition, although Talen Energy expects to employ a growth strategy and proceeds from the anticipated FERC Order mitigation divestitures may be used for future acquisitions, for the purposes of the pro forma information, the proceeds from divestitures included have not been assumed to be invested in similar business operations and accordingly are reflected in cash on the pro forma balance sheet.

(c)	additional costs of $25 million that were incurred and recognized at the spinoff date for accelerated stock-based compensation and prorated performance-based cash incentive and stock-based compensation awards primarily for Talen Energy Supply employees and for PPL employees who became Talen Energy Supply employees in connection with the transaction.

(d)	adjustments for the announced planned acquisition of MACH Gen, LLC or the announced planned disposition of the renewables business, both of which are not required under pro forma rules as the businesses to not meet the significance thresholds.

(e)	the increase in Talen Energy Supply’s long-term debt, and corresponding decrease in short-term debt, as a result of the issuance of $600 million of 6.50% Senior Unsecured Notes in May 2015 and corresponding use of proceeds.

The unaudited pro forma financial information includes the following unusual items:

(a)	“Other operation and maintenance” on Talen Energy Supply’s Statement of Income includes charges of $33 million ($20 million after-tax) associated with separation benefits related to a bargaining unit voluntary program and the spinoff transaction.

(b)	“Energy-related businesses” on Talen Energy Supply’s Statement of Income includes an increase to revenues of $17 million ($10 million after-tax) to correct an error related to prior periods and the timing of revenue recognition for a mechanical contracting and engineering subsidiary. See Note 1 to the audited consolidated financial statements of Talen Energy Supply included elsewhere in this Appendix A for additional information.

(c)	“Interest expense” on RJS Power’s Statement of Income includes losses on extinguishment of debt of $36 million ($21 million after-tax).

Note 4. Reconciliation of Cash and Cash Equivalents Pro Forma Adjustments

The following table presents a reconciliation of the cash and cash equivalents pro forma adjustments:

		Debit (Credit)
Proceeds from anticipated disposal of generating facilities	Note 2 (c)	$892
Payment of fees on new revolving credit facility	Note 2 (g)	(15)
RJS Power distribution of available cash	Note 2 (i)	(30)
Talen Energy Supply distribution	Note 2 (i)	(191)

Net cash and cash equivalents pro forma adjustments		$656